Exhibit 4.2

TELECOM CHIEF EXECUTIVE OFFICER ANNUAL PERFORMANCE INCENTIVE SCHEME

TELECOM CHIEF EXECUTIVE OFFICER ANNUAL PERFORMANCE INCENTIVE SCHEME

Date: 7 June 2012

1	Background

1.1	This is the Telecom Chief Executive Officer Annual Performance Incentive Scheme (the Scheme).

2	Interpretation

2.1	In this document, unless the context otherwise requires:

Board means the board of directors of Telecom from time to time

Employment means employment by Telecom or one of its subsidiaries and Employed shall have a corresponding meaning

Group means Telecom and its subsidiaries

Scheme means the Telecom CEO Short Term Incentive Scheme recorded in this document as amended from time to time

Telecom means Telecom Corporation of New Zealand Limited

Year means the financial year of Telecom.

2.2	In this document:

(a)	the singular includes the plural and vice versa, and words importing any gender include the other genders;

(b)	a reference to a person includes any individual, partnership, committee and incorporated or unincorporated body (whether or not having a separate legal personality);

(c)	a reference to amend includes modify, delete, add and vary;

(d)	where a word or expression is defined, other parts of speech and grammatical forms of that word or expression have a corresponding meaning;

(e)	a reference to a person includes that person’s successors and permitted assigns; and

(f)	headings are inserted for convenience only and shall be ignored in interpretation.

3	Term of Scheme

3.1	The Scheme will operate until terminated by Telecom in accordance with this document.

TELECOM CHIEF EXECUTIVE OFFICER ANNUAL PERFORMANCE INCENTIVE SCHEME	2

4	Target Value

4.1	A Target Value upon which payment under the Scheme will be based will be set for the CEO, defined initially in the CEO’s terms of Employment.

4.2	The Target Value will be reviewed in conjunction with a review of the CEO’s entire remuneration package by the Board in its absolute discretion, and any change will be communicated to the CEO in writing.

5	Payment Value

5.1	The Payment Value in any given Year will be determined by the Board in its absolute discretion, having regard to (without limitation):

(a)	the CEO’s performance against target performance levels;

(b)	the performance of the Telecom Group against target performance levels;

(c)	any other factors as deemed appropriate and relevant by the Board;

(d)	any change to the Target Value during the Year; and

(e)	any pro-rating in the case of the CEO commencing Employment part-way through the Year.

5.2	Target performance levels will be set for the CEO and Telecom by the Board for each Year in conjunction with approval of the Corporate Plan. The Board may in its absolute discretion amend the measures and/or targets as it deems appropriate to reflect any changes in strategy or business direction.

5.3	The maximum Payment Value in any Year will be 175 percent of the Target Value.

Payment

5.4	Payment will be made as soon as practicable following approval of Telecom’s full year financial results and determination of the Payment Value by the Board.

5.5	The payment of an incentive under this Scheme may be subject to the achievement of any target or hurdle as determined by Telecom at its absolute discretion.

5.6	Telecom makes no guarantee as to the level of incentive payment made in a Year, nor shall the level of payment made in a Year be a commitment to or contractual obligation for such a level of payment to be made in any future Year.

TELECOM CHIEF EXECUTIVE OFFICER ANNUAL PERFORMANCE INCENTIVE SCHEME	3

5.7	In making payment Telecom will deduct any legally required withholdings, including by way of PAYE, ACC and KiwiSaver deductions.

6	Termination of Employment

6.1	If the CEO ceases to be Employed (unless the CEO immediately assumes further Employment or is on non-permanent leave of absence with Board approval) during the Year, then any and all payment under the Scheme in respect of that Year will be forfeited by the CEO, unless the Board in its absolute discretion determines that a payment will be made.

6.2	If the CEO’s Employment is terminated by Telecom on notice or by the CEO following a fundamental change then a pro-rata payment within the range of 0 – 100% of the Target Value will be made giving regards to the CEO’s performance determined by the Board acting reasonably.

7	Amendment

7.1	Telecom may from time to time:

(a)	vary any term of the CEO’s participation in the Scheme, with the agreement of the CEO; or

(b)	amend the Scheme, if it considers that:

(i)	the interests of the CEO are not materially prejudiced; or

(ii)	the amendment is fair and appropriate having regard to the proper interests of the CEO, Telecom, and/or shareholders of Telecom;

(c)	terminate the Scheme.

7.2	Telecom will give notice of any amendment to or termination of the Scheme to the CEO.

8	Miscellaneous

Telecom

8.1	The Board will administer all aspects of the Scheme. Any matter to be determined by Telecom will be determined as the Board sees fit in its sole discretion (in particular, without any obligation whatever to exercise any discretion in favour of the CEO), subject to the Scheme.

8.2	In the event of any actual or alleged conflict or inconsistency between the terms and conditions of this Scheme and any other written correspondence in respect of the Scheme the Board will determine which document shall prevail.

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Delegation

8.3	The Board may delegate (to the extent permitted by law) to any person (and revoke any delegation of) any or all of its powers, discretions, rights and obligations under the Scheme from time to time as it sees fit, and references to Telecom and the Board will be construed accordingly.

Entire agreement

8.4	The Scheme, together with any other terms of the CEO’s employment in respect of the Scheme, represents all of the terms on which Incentive payments are calculated and made, and cash is paid under the Scheme, except those which Telecom reasonably implies to give effect to the Scheme.

Discretionary Rights

8.5	Telecom reserves the right to review, amend, replace or cancel any or all of the terms of the Scheme, or the scheme itself at its discretion.

8.6	The Board shall have complete discretion in regard to whether to make any payment in any instance and to determine the size of any payment made.

Delay

8.7	No failure, delay or indulgence by Telecom in exercising any power or right conferred on it under the Scheme will operate as a waiver of that power or right; nor will a single exercise of a power or right preclude further exercises, or the exercise of any other power or right under the Scheme.

Disputes

8.8	Any dispute which arises under the Scheme will be determined by Telecom. Telecom’s decision will be final.

Notices

8.9	All notices and communications required to be given or made under the Scheme will be in writing and addressed to the CEO at the address or facsimile number from time to time designated by the CEO. Unless any other designations are given, the addresses and facsimile numbers of Telecom and the CEO are those of Telecom’s registered head office. Any notice or communication will be deemed to have been received:

(a)	at the time of delivery, if delivered by hand;

(b)	on the second Business Day after the date of mailing, if sent by post or airmail with postage prepaid; or

(c)	on the day on which confirmation of proper transmission is received (on transmission), if sent by facsimile.